Exhibit 99.1

BAIN CAPITAL COMPLETES ACQUISITION OF ENVESTNET

Transaction supports industry-leading wealth technology platform’s next chapter as a private company

BERWYN, Pa. – November 25, 2024 — Envestnet, Inc. (the “Company” or “Envestnet”), a leading provider of integrated technology, intelligent data and wealth solutions, today announced the close of its acquisition by affiliates of vehicles managed or advised by Bain Capital at $63.15 per share, representing a transaction value of approximately $4.5 billion.

Reverence Capital and Norwest also participated in the transaction. In addition, strategic partners BlackRock, Fidelity Investments, Franklin Templeton, and State Street Global Advisors, who hold minority positions in the private company, participated in the transaction.

With $6.5 trillion in platform assets, more than 20 million accounts and serving more than 111,000 financial advisors, Envestnet is transforming the way advice is delivered through its ecosystem of connected technology, advanced insights, and comprehensive solutions, to help financial advisors drive business growth, productivity, and deliver better outcomes for their clients.

“This represents an exciting new chapter in Envestnet’s history, paving the way for accelerated growth and building on our position as a leading wealth management platform in the industry,” said Jim Fox, Board Chair and Interim CEO for Envestnet.

Tom Sipp, EVP for Envestnet added, “Together with Bain Capital, Envestnet will continue to deliver on its mission, empowering firms and advisors with the wealth technology and solutions to holistically serve their clients.”

Envestnet’s common stock will no longer be publicly listed on the New York Stock Exchange, and Envestnet will continue operations as a privately held company.

Advisors

Morgan Stanley & Co. LLC acted as exclusive financial advisor, and Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal counsel to Envestnet.

J.P. Morgan Securities LLC acted as lead financial advisor, and Ropes & Gray LLP acted as legal counsel to Bain Capital.

About Envestnet

Envestnet is helping to lead the growth of wealth managers and transforming the way financial advice is delivered through its ecosystem of connected technology, advanced insights, and comprehensive solutions – backed by industry-leading service and support. Serving the wealth management industry for 25 years with more than $6.5 trillion in platform assets—more than 111,000 advisors, 17 of the 20 largest U.S. banks, 48 of the 50 largest wealth management and brokerage firms, more than 500 of the largest RIAs -- thousands of companies, depend on Envestnet technology and services to help drive business growth and productivity, and better outcomes for their clients. Data as of 9/30/24.

About Bain Capital

Bain Capital, LP is one of the world’s leading private multi-asset alternative investment firms that creates lasting impact for our investors, teams, businesses, and the communities in which we live. Since our founding in 1984, we’ve applied our insight and experience to organically expand into numerous asset classes including private equity, credit, public equity, venture capital, real estate, life sciences, insurance and other strategic areas of focus. The firm has offices on four continents, more than 1,800 employees and approximately $185 billion in assets under management. To learn more, visit www.baincapital.com.

About Reverence Capital Partners

Reverence Capital Partners is a private investment firm focused on three complementary strategies: (i) Financial Services-Focused Private Equity, (ii) Opportunistic, Structured Credit, and (iii) Real Estate Solutions. Today, Reverence manages in excess of $10 billion in AUM. Reverence focuses on thematic investing in leading global Financial Services businesses. The firm was founded in 2013, by Milton Berlinski, Peter Aberg and Alex Chulack, after distinguished careers advising and investing in a broad array of financial services businesses. The Partners collectively bring over 100 years of advisory and investing experience across a wide range of Financial Services sectors. To learn more, visit www.reverencecapital.com.